UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 1)*

                    Under the Securities Exchange Act of 1934



                                The Panda Project, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69833F104
             ------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement /_/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

                                  SCHEDULE 13G


CUSIP No.          69833F104                               Page 2 of 6 pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Drew L. Taylor                              ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      /_/

                                                                (b)      /_/
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
           NUMBER OF             5        SOLE VOTING POWER
            SHARES                        68
         BENEFICIALLY            -----------------------------------------------
           OWNED BY              6        SHARED VOTING POWER
             EACH                         0
           REPORTING             -----------------------------------------------
            PERSON               7        SOLE DISPOSITIVE POWER
             WITH                         68
                                 -----------------------------------------------
                                 8        SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         68
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        /_/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.01%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 3 of 6 pages

ITEM 1.

         (a)      Name of Issuer:

                           The Panda Project, Inc.

         (b)      Address:

                           901 Yamato Road
                           Boca Raton, Florida  33431-4425
ITEM 2.

         (a)      Name of Person Filing:

                           Drew L. Taylor

         (b)      Address of Principal Business Office or, if none, Residence:

                           P.O. Box 3220
                           Jackson, Wyoming 83001

         (c)      Citizenship:

                           United States of America

         (d)      Title of Class of Securities:

                           Common Stock

         (e)      CUSIP Number:

                           69833F104

ITEM 3.

         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable.

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:

                           See cover page Item 9.

         (b)      Percent of Class:

                           See cover page Item 11.

                                                           Page 4 of 6 pages


         (c)      Number of shares as to which Mr. Taylor has:

                  (i)      Sole power to vote or to direct the vote:

                           See cover page Item 5.

                  (ii)     Shared power to vote or to direct the vote:

                           See cover page Item 6.

                  (iii)    Sole power to dispose or to direct the
                           disposition of:

                           See cover page Item 7.

                  (iv) Shared power to dispose or to direct the disposition of:

                           See cover page Item 8.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

ITEM 10.  CERTIFICATION:

          Not Applicable

                                                            Page 5 of 6 pages


                                    SIGNATURE
                                    ---------

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information contained in this statement is true, complete and correct.

Date: February 7, 1997


                                                  /s/ Drew L. Taylor
                                                  -----------------------------
                                                  Drew L. Taylor